EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 11/16/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-1.77%	-0.72%	11.86%
Class B Units	-1.78%	-0.76%	11.02%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED NOVEMBER 16, 2007

Grant Park sustained trading losses during the past week.  Positions in the currencies, energies and metals were responsible for the bulk of setbacks.  Gains came primarily from the interest rate sector.

The British pound slid against the U.S. dollar after the Bank of England released its quarterly inflation report, which suggested that interest rates in the U.K. would fall during 2008.  Long positions in the pound experienced setbacks after the central bank implied that its target for inflation would remain intact even if the BOE decided to cut the lending rate by 50 basis points early next year.  Long positions in the Canadian and Australian dollars also posted losses as analysts suggested that aversion to risk caused investors to unwind long positions in higher yielding currencies.

Energy prices fell by week’s end, resulting in losses as the price of crude oil backed away from the $100 level.  Long positions in crude lost ground after the International Energy Agency reduced global demand forecasts; news that the weekly Department of Energy report showed an unexpected rise in U.S. inventories also kept prices at lower levels. Longs in heating oil and unleaded gasoline also sustained losses.

Long positions in the gold contract resulted in losses for the metals sector.  The December contract on COMEX fell $47.70 for the week, settling at $787 per ounce as analysts suggested that gold’s recent run up to 27-year highs induced investors to take profits by liquidating long positions.  Silver prices fell more than a dollar during the week, adding to losses.

Lastly, long positions in the interest rate sector reported gains as prices for government debt instruments closed higher on the week.  Analysts cited continued uncertainty surrounding global equity markets as the main driver of bond prices.  Flight-to-quality buying resulted in gains for long positions in the U.S. Ten-year note and Thirty-year bond; gains also came from long positions in the Eurodollar contract.  Long positions in the foreign markets also gained as Japanese Government Bonds rallied, pushing yields there to a 20-month low.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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